EXHIBIT 99

[AVZ Inc. Letterhead]
LETTER TO SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
TEMPORARY NOTE 3T

May 21, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Re: Report of Arthur Andersen LLP for Form 11-K dated May 17, 2002

Dear Sir or Madam:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, AVZ Inc. has obtained a letter of representation from Arthur Andersen LLP (“Andersen”) stating that the audit of the statements of net assets available for benefits of the AMVESCAP 401(k) Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, and availability of national office consultation. The availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,

AVZ Inc.

By:	/s/ Robert F. McCullough
Name:    Robert F. McCullough
Title:      Vice President and Chief Financial Officer

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